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                                                                      EXHIBIT 11
                               FIFTH THIRD BANCORP
                 COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31
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                                                                      1999          1998          1997           1996         1995
                                                                    --------      --------      --------      --------      --------

NET INCOME                                                          $668,229       546,512       529,379       442,876       389,017
                                                                    ========      ========      ========      ========      ========

EARNINGS PER SHARE:
   WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (a)                 306,119       301,335       297,864       299,175       285,501
                                                                    ========      ========      ========      ========      ========

   PER SHARE (NET INCOME DIVIDED BY THE WEIGHTED
     AVERAGE NUMBER OF SHARES OUTSTANDING)                          $   2.18          1.81          1.78          1.48          1.36
                                                                    ========      ========      ========      ========      ========

DILUTED EARNINGS PER SHARE:
   NET INCOME                                                       $668,229       546,512       529,379       442,876       389,017
   ADD - INTEREST ON 6% CONVERTIBLE SUBORDINATED
    NOTES DUE 2028, NET OF APPLICABLE INCOME TAXES                     6,728         3,364             0             0             0
                                                                    --------      --------      --------      --------      --------

   ADJUSTED NET INCOME                                              $674,957       549,876       529,379       442,876       389,017
                                                                    ========      ========      ========      ========      ========

   ADJUSTED WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING - AFTER GIVING EFFECT TO THE
     CONVERSION OF STOCK OPTIONS AND CONVERTIBLE
     SUBORDINATED NOTES (a)                                          314,570       308,752       302,827       305,761       295,252
                                                                    ========      ========      ========      ========      ========

   PER SHARE (ADJUSTED NET INCOME DIVIDED BY
     THE ADJUSTED WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING)                                            $   2.15          1.78          1.75          1.45          1.32
                                                                    ========      ========      ========      ========      ========


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(a)  Per share amounts and average shares outstanding have been adjusted for the three-for-two stock split effected in the form of a stock dividend declared March 17, 1998 and distributed April 15, 1998.

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